Exhibit 99.1

Impac Mortgage Holdings, Inc. to List on the New York Stock Exchange

NEWPORT BEACH, Calif., Jun 2, 2003

Joseph R. Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc. (Amex: IMH) (or the “Company”), a Maryland corporation, being taxed as a Real Estate Investment Trust (“REIT”) today announced that it is transferring its stock listing to the New York Stock Exchange (“NYSE”) from the American Stock Exchange (“AMEX”). The Company’s stock will begin trading on the NYSE under the stock ticker symbol “IMH” on Wednesday, June 11, 2003 (the “Transfer Date”). Concurrent with the NYSE listing, the Company’s shares will be withdrawn from the AMEX. The Company will continue to trade on the AMEX until the Transfer Date.

“As a result of our Company’s growth since our initial public offering in 1995, we are pleased to be moving to the New York Stock Exchange,” commented Mr. Joseph R. Tomkinson, Chairman & Chief Executive Officer of Impac Mortgage Holdings, Inc. “We anticipate that the listing on the New York Stock Exchange will increase our visibility, attract new investors, and ultimately lower the Company’s cost of capital while providing additional liquidity for our investors. As a long time customer of the AMEX, we greatly appreciate and acknowledge the support that we have received over the years.”

Impac Mortgage Holdings, Inc. is a Mortgage Real Estate Investment Trust (“REIT”), which operates three core businesses: (1) the Long-Term Investment Operations, (2) the Mortgage Operations, and (3) the Warehouse Lending Operations. The Long-Term Investment Operations invests primarily in Alt-A mortgage loans. The Mortgage Operations acquires, originates, sells and securitizes primarily Alt-A mortgage loans, and the Warehouse Lending Operations provides short-term financing to mortgage loan originators. The Company is organized as a REIT for tax purposes, which allows it generally to pass through earnings to stockholders without federal income tax at the corporate level.

For additional information please visit our web site at www.impaccompanies.com or for questions or comments, please call Tania Jernigan, VP of Investor Relations at (949) 475-3722 or email tjernigan@impaccompanies.com